Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Heritage Commerce Corp of our report dated March 3, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Sacramento, California

August 22, 2017